                                                                EXHIBIT 23.2


             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Employee Stock Option Plan and the 1998 Stock Plan and the 1999 Employee Stock Purchase Plan of rStar Corporation (formerly known as ZapMe! Corporation) of our report dated January 28, 2000, except for Note 2, as to which the date is March 27, 2001, with respect to the consolidated balance sheet of rStar Corporation as of December 31, 1999 and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 1999, included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

                                                 /s/ ERNST & YOUNG LLP

Walnut Creek, California
July 18, 2001